                                                                    EXHIBIT 10.3


                      SENIOR EXECUTIVE SEVERANCE AGREEMENT

AGREEMENT made as of the first day of January 1997 by and between THE DII GROUP, INC., a Delaware corporation (the "Corporation"), and Steven C. Schlepp (the "Executive").

                               W I T N E S S E T H

                  WHEREAS, the Board of Directors of the Corporation (the "Board") has determined that the Executive is a key executive of the Corporation or of a direct or indirect subsidiary of the Corporation (a "Subsidiary");

                  WHEREAS, the Board considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders;

                  WHEREAS, the possibility of an unsolicited tender offer or other takeover bid for the Corporation and the consequent change of control, and the uncertainty and questions which such possibility may raise among management, may result in the departure or distraction of the Executive to the detriment of the Corporation and its shareholders;

                  WHEREAS, the Corporation desires to provide the Executive with severance benefits in the event that the Executive's employment with the Corporation or with a Subsidiary, as the case may be, is terminated under certain circumstances in order to assure a continuing dedication by the Executive to his duties notwithstanding the occurrence of a tender offer or other takeover bid for the Corporation and, particularly, to ensure that the Executive will be in a position to assess and advise the Board whether proposals from third persons would be in the best interests of the Corporation and its shareholders without being influenced by the uncertainties of his own situation;

                  WHEREAS, the Executive has agreed that in addition to his regular duties he will, in the best interests of the Corporation and its shareholders, assist the Corporation in the evaluation of any such takeover or tender offer proposal or potential combination or acquisition and render such other assistance in connection therewith as the Board may determine to be appropriate, on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. Services During Certain Events.

                  In the event any Person begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps seeking to effect a Change of Control (as hereinafter defined), the Executive will not voluntarily terminate his employment with the Corporation or a Subsidiary, as the case may be, and will continue to render services to the Corporation or such Subsidiary until such Person has abandoned or terminated his or its efforts to effect a Change of Control or until 180 days after a Change of Control has occurred. For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in Sections 13 and 14 of the Securities Exchange Act of 1934.

                  2. Definition of Change of Control.

                        (a) A Change of Control shall be deemed to have taken place upon the occurrence of any of the following events:

                           (i) any Person is, becomes, or has the right to
become the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the shares of Common Stock of the Corporation then outstanding, whether or not such Person continues to be the beneficial owner of securities representing 20% or more of the outstanding shares of Common Stock; or

                           (ii) as the result of, or in connection with, any
tender or exchange offer, merger or other business combination, sale of assets or contested election, any announcement of an intention to make any of the foregoing transactions, or any combination of the foregoing transactions (a "Transaction"), those persons who were directors of the Corporation before the Transaction and were otherwise unaffiliated with any other party to the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation (a "Change in the Board"); or

                           (iii) the shareholders of the Corporation approve any
merger, consolidation, reorganization, liquidation, dissolution, or sale of all or substantially all of the Corporation's assets in which neither the Corporation nor a successor resulting from a change in domicile or form of organization will survive as an independent, publicly owned corporation.

                        (b) Notwithstanding anything herein to the contrary, no Change of Control shall be deemed to have occurred by virtue of any event which results in any of the following:

                           (i) the acquisition, directly or indirectly, of 20%
or more of the outstanding shares of Common Stock of the Corporation by (A) the Executive or a Person including the Executive, (B) the Corporation, (C) a Subsidiary, or (D) any employee benefit plan of the Corporation or of a Subsidiary, or any entity holding securities of the Corporation recognized, appointed, or established by the Corporation or by a Subsidiary for or pursuant to the terms of such plan; or

                           (ii) a Change in the Board resulting from any
Transaction in which the Executive or a Person including the Executive participates directly or indirectly with any party to the Transaction other than the Corporation.

                  3. Termination After Change of Control.

                        (a) No benefits shall be payable under this Agreement except in the event of a Termination. For purposes of this Agreement, a Termination shall be deemed to have occurred if any of the following events occur within 18 months after a Change of Control:

                           (i) The termination by the Corporation or a
Subsidiary, as the case may be, of the Executive's employment for any reason other than Cause (as defined herein), death, Disability (as defined herein), or retirement at or after his normal retirement date; or

                           (ii) The termination by the Executive of the
Executive's employment for Good Reason. Good Reason shall be deemed to exist upon the occurrence, without the Executive's express written consent, of any of the following events:

                              (A) A significant reduction or alteration in the
duties and responsibilities held by the Executive prior to the Change of Control, or a change in the Executive's reporting responsibilities, titles or status in effect immediately prior to the Change of Control, or any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of the Executive's employment for Cause, Disability, retirement at or after his normal retirement date, or death; or

                              (B) The reduction of the Executive's base salary
and/or incentive compensation in effect on the date hereof or as the same may be increased from time to time, which is not remedied within 30 days after receipt by the Corporation of written notice from the Executive; or the Executive's being required to be based in any location that is more than thirty (30) miles from the location at which the Executive performed his duties prior to the Change of Control, except for required travel on business to an extent substantially consistent with the Executive's present business travel obligations; or

                              (C) The failure by the Corporation to continue in
effect any benefit or compensation plan in which the Executive is participating immediately prior to the Change of Control, the taking of any action by the Corporation which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any of such plans, or deprive the Executive of any material fringe benefit enjoyed by the Executive prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan with the Executive, or the failure by the Corporation to provide the Executive with vacation time to which the Executive is then entitled in accordance with the Corporation's normal vacation policy in effect on the date hereof; or

                              (D) Any material breach by the Corporation of any
provision of this Agreement.

                        (b) The termination of the Executive's employment shall be deemed to have been for Cause only if the termination shall have been based on (i) the Executive having willfully and continually failed to perform substantially his duties with the Corporation (other than such failure resulting from incapacity due to physical or mental illness, death or disability) after a written demand for substantial performance has been delivered to the Executive by the Board or the President of the Corporation which specifically identifies the manner in which the Executive is not substantially performing his duties; or
(ii) the Executive having willfully engaged in conduct which is materially and demonstrably injurious to the Corporation. For purposes of this section, no act, or failure to act, on the part of the Executive shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the

Corporation. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel to the Corporation shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a written resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting called and held for that purpose after reasonable notice to and opportunity for the Executive and the Executive's counsel to be heard by the Board, finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth above in (i) or (ii) and specifying the particulars thereof in detail.

                        (c) Disability shall mean the Executive's absence from his duties on a full time basis for one hundred eighty (180) consecutive days as a result of his incapacity due to physical or mental illness, unless within thirty (30) days after notice of termination due to disability is given to the Executive following such absence he shall have returned to the full time performance of his duties.

                  4. Severance Benefits.

                  Upon Termination and upon the written demand of the Executive, the Executive shall be entitled to, and the Corporation shall provide the Executive immediately with, the following severance benefits:

                        (a) Payment to the Executive as compensation for services rendered to the Corporation a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of
(i) the highest annual base salary received by the Executive during the five-year period prior to the Change of Control (or such shorter period that the Executive was employed by the Corporation or a Subsidiary) or, if the amount would be greater, the highest annualized base salary that the Executive would have received based on the highest base annual salary rate in effect during such period and (ii) the highest annual bonus received by the Executive during such five-year period, in each case calculated without regard to amounts deferred under the qualified and non-qualified plans of the Corporation. In the event that there are fewer than 12 whole or partial months remaining from the date of Termination to the Executive's normal retirement date, the amount to be paid hereunder will be reduced by multiplying it by a fraction the numerator of which is the number of whole or partial months so remaining and the denominator of which is 12.

                        (b) The Executive's participation in the life, accident and health insurance plans of the Corporation prior to the Change of Control shall be continued, or equivalent benefits provided by the Corporation, at no direct cost to the Executive, for a period of one year from the date of Termination (or until his normal retirement date, whichever is shorter.)

                  5. Stock Options and Other Plans.

                  The rights of the Executive at the date of Termination under the Corporation's stock option, stock incentive, savings, cash incentive and retirement plans or programs, including, but not limited to, any terminating distributions and vesting of rights under such plans or programs shall be governed by the terms of those respective plans or programs and any agreements between the Corporation and the Executive with respect thereto.

                  6. Term.

                  This Agreement shall commence on the date hereof and shall continue in effect until the one year anniversary thereof; provided, however, that commencing on the date of such anniversary and each anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to the last day of any term, the Corporation or the Executive shall have given notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a period of eighteen months beyond the term provided herein if a Change of Control of the Corporation shall have occurred during such term. Notwithstanding anything herein to the contrary, this Agreement shall terminate if the Executive or the Corporation (or a Subsidiary) terminates the employment of the Executive prior to a Change of Control.

                  7. Indemnification.

                  If litigation or arbitration shall be brought to enforce or interpret any provision contained herein, whether by the Corporation, the Executive, or any other person, the Corporation will indemnify the Executive for any reasonable attorneys' fees and disbursements incurred by the Executive in such litigation or arbitration, and hereby agrees to pay pre-judgment interest on any money judgment obtained by the Executive in such litigation or arbitration calculated at the prime interest rate charged by Chemical Bank, New York, New York in effect from time to time from the date that payment to the Executive should have been made under this Agreement.

                  8. Confidentiality.

                  The Executive shall retain in confidence any proprietary or confidential information known to the Executive concerning the Corporation and its subsidiaries and their respective businesses so long as such information is not publicly available.

                  9. Taxes.

                        (a) Notwithstanding anything herein to the contrary, if any of the payments provided for under Section 4 of this Agreement, calculated without regard to any other payments or benefits which the Executive has the right to receive from the Corporation (including acceleration of vesting of options and performance shares), would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the payments pursuant to Section 4 of this Agreement shall be reduced to the largest amount as would result in no payments or portions thereof being nondeductible by the Corporation under Section 280G of the Code, calculated without regard to any other payments which the Executive has the right to receive from the Corporation (including acceleration of vesting of options and performance shares). In the event that the Executive and the Corporation dispute whether there should be any reduction in payments pursuant to this Section 9, the determination of whether such reduction is necessary shall be made by an independent accounting firm or law firm mutually acceptable to the Executive and the

Corporation and such determination shall be conclusive and binding on the Corporation and the Executive.

                        (b) In the event that any payment or benefit to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Corporation or a change in ownership or effective control of the Corporation or of a substantial portion of its assets (each a "Payment" and collectively, the "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment"), such that the net amount retained by the Executive, after deduction and/or payment of any Excise Tax on the Payments and the Gross-Up Payment and any federal, state and local income tax on the Gross-Up Payment (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes), shall be equal to the Payments. Notwithstanding the foregoing, the amount of the Gross-Up Payment otherwise required pursuant to Section 9(b) of this Agreement shall be reduced by an amount equal to the Gross-Up Payment (if any) that would have been required under the preceding portion of Section 9(b) of this Agreement if no payments or benefits arising from or relating to the acceleration, vesting or lapsing of restrictions on incentive awards (including, without limitation, stock options, performance shares and restricted stock) had been made.

                        (c) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Corporation's expense by an accounting firm selected by the Corporation and reasonably acceptable to the Executive which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Corporation and the Executive within five days of the termination date if applicable, or such other time as requested by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive as provided in Section 9(b) above, it shall furnish the Executive with an opinion reasonably acceptable to the Executive to such effect. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Paragraph 9(c) shall be paid by the Corporation to the Executive within five days of the receipt of the Accounting Firm's determination. The existence of the Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Corporation shall promptly pay to the Executive any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Corporation and the Executive subject to the application of Section 9(d) below.

                        (d) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayments"). An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to the Executive from any governmental taxing authority that the Executive's tax liability (whether in respect of the Executive's current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Corporation has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of a determination by the Corporation (which shall include the position taken by the Corporation, together with its consolidated group, on its federal income tax return) or (iv) upon the resolution of the Dispute to the Executive's satisfaction. If an Underpayment occurs, the Executive shall promptly notify the Corporation and the Corporation shall promptly, but in any event, at least five days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus an amount that, net of federal, state and local income taxes, is equal to any interest and penalties (other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on the Executive's return) imposed on the Underpayment. An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment. A "Final Determination" shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive's tax liability by reason of the Excess Payment and upon either
(x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations period with respect to the Executive's applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Corporation to the Executive and the Executive shall pay to the Corporation on demand (but not less than 10 days after the determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Corporation.

                        (e) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Corporation shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Corporation has actually withheld from the Payment or Payments.

                  10. General.

                        (a) Obligations of the Corporation. In the event that the Executive is employed by a Subsidiary, the Corporation while remaining as primary obligor, may cause such Subsidiary to perform the Corporation's obligations hereunder.

                        (b) Payment Obligations Absolute. The Corporation's obligation to pay the Executive the amounts due hereunder and to make the arrangements provided for herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else under this Agreement or otherwise. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto for any reason whatsoever. In no event shall the Executive be obligated to seek other employment in mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Corporation's obligation to make the payments and arrangements required to be made under this Agreement.

                        (c) Successors; Binding Agreement.

                           (i) As used in this Agreement, the Corporation refers
not only to itself but also to its successors by merger or otherwise. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by written agreement in binding form and substance, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had occurred. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall entitle the Executive to make demand upon and require the Corporation, if it is not already required to do so, to provide the severance benefits required by Section 4 above.

                           (ii) This Agreement shall be binding upon and inure
to the benefit of the Executive and his estate and to the benefit of the Corporation and any successor to the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

                        (d) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective, and then only to the extent of such prohibition or unenforceability without affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                        (e) Controlling Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to the principles of conflict of laws, except insofar as it may require application of the corporation law of the State of Delaware.

                        (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand to the other party, or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the respective party at the address stated below or to such other address as the addressee may have given by a similar notice:

                  If to the Executive:
                  Steven C. Schlepp

                  ------------------------

                  ------------------------

                  If to the Corporation:
                  The DII Group, Inc.
                  6273 Monarch Park Place
                  Suite 200
                  Niwot, Colorado 80503
                  Attention: Chief Executive Officer

                        (g) Amendment. This Agreement may be modified or amended only by an agreement in writing executed by both of the parties hereto.

                        (h) No Employment. Except as otherwise expressly provided in this Agreement, this Agreement shall not confer any right or impose any obligation on the Executive to continue in the employ of the Corporation nor shall it limit the right of the Corporation or the Executive to terminate the Executive's employment at any time prior to a Change of Control.

                        (i) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York by three arbitrators, of which each party shall appoint one, in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes then in effect. Any arbitrator not appointed by a party shall be selected from the CPR Panels of Distinguished Neutrals. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1-16. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Corporation shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant hereto. The arbitrators are not empowered to award damages in excess of actual damages.

                        (j) Conflict in Benefits. This Agreement is not intended to and shall not repeal or terminate any other written agreement between the Executive and the Corporation presently in effect or hereafter executed. Any benefits provided hereunder and not provided under any other written agreement shall be in addition to the benefits provided by any other written agreement. In the event that the same type of benefits are covered under this Agreement and under any other written agreement, the Executive shall have the right to elect which benefits the Executive shall receive. Such election shall be made in writing at the same time that the Executive makes his written demand under
Section 4 of this Agreement.

                        (k) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, whether written or oral, between the parties hereto with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                         ---------------------------------------
                                         Steven C. Schlepp

                                         THE DII GROUP, INC.

                                         By:
                                            ------------------------------------
                                            Name:
                                            Title: